Exhibit 8.2

March 9, 2004

Board of Directors
FIRSTFED AMERICA BANCORP, INC.
ONE FIRSTFED PARK
Swansea, Massachusetts 02777

Ladies and Gentlemen:

     We have acted as special counsel to FIRSTFED AMERICA BANCORP, INC., a Delaware corporation (“Company”), in connection with the proposed merger (the “Merger”) of Company with and into Webster Financial Corporation, a Delaware corporation (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of October 6, 2003, by and between Parent and Company (the “Agreement”). At your request, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

     For purposes of the opinion set forth below, we have relied upon the accuracy of the Registration Statement and the proxy statement-prospectus (the “Proxy Statement/Prospectus”) contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

     We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware; and (iii) the Merger will be reported by Company and Parent on their respective federal income tax returns in a manner consistent with the opinion set forth below.

     Based upon and subject to the foregoing, it is our opinion, under currently applicable federal income tax law, that:

1.	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

2.	Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and

FIRSTFED AMERICA BANCORP, INC.
March 9, 2004

3.	No gain or loss will be recognized by holders of Company Common Stock who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Parent Common Stock).

     This opinion relates solely to certain federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the federal income tax consequences to Company stockholders subject to special treatment under federal income tax law, such as Company stockholders, if any, who hold Company Common Stock other than as a capital asset, who received Company Common Stock upon the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation, who hold Company Common Stock as part of a “hedge,” “straddle,” “constructive sale” or “conversion transaction,” or who are banks or trusts, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, traders in securities who elect to apply a mark-to-market method of accounting, pass-through entities and investors in such entities, or foreign persons.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

     We assume no obligation to revise or supplement this opinion should the present federal income tax laws be changed by any legislation, judicial decisions or otherwise.

Very truly yours,

/s/ Muldoon Murphy Faucette & Aguggia LLP

MULDOON MURPHY FAUCETTE & AGUGGIA LLP